Exhibit 10.25

Dated 25 October 2017

KEPPEL-KBS US REIT MANAGEMENT PTE. LTD.

(in its capacity as the manager of Keppel-KBS US REIT)

(Company Registration No. 201719652G)

and

KBS SOR PROPERTIES, LLC

SPONSOR SUBSCRIPTION AGREEMENT

ALLEN & GLEDHILL LLP ONE MARINA BOULEVARD #28-00 SINGAPORE 018989

i

This Agreement is made on 25 October 2017 between:

(1)

KEPPEL-KBS US REIT MANAGEMENT PTE. LTD., a company established and validly existing under the laws of Singapore and having its principal place of business at 230 Victoria Street, #05-08 Bugis Junction Towers, Singapore 188024, in its capacity as the manager (the “Manager”) of Keppel-KBS US REIT; and

(2)

KBS SOR PROPERTIES, LLC, a company established and validly existing under the laws of the State of Delaware and having its principal place of business at 1679 S. Dupont Hwy, Suite 100, in the City of Dover, 19901 (the “Investor”).

Whereas:

(A)

The Manager is proposing to offer for subscription units in Keppel-KBS US REIT (“Units”) by way of an initial public offering (“IPO”) in Singapore (subject to an over-allotment option in connection with the IPO). In connection with the IPO, the Manager is expected to enter into the underwriting agreement (the “Underwriting Agreement”) with DBS Bank Ltd., Citigroup Global Markets Singapore Pte. Ltd., Credit Suisse (Singapore) Limited and Merrill Lynch (Singapore) Pte. Ltd. (collectively, the “Underwriters”) pursuant to which, the Underwriters will, severally but not jointly, agree to procure the subscription and payment for, or failing which, will subscribe and pay for, the Units offered under the IPO (“IPO Units”), subject to and on the terms of the Underwriting Agreement.

(B)

Separate from but concurrently with the IPO, the Manager has agreed to issue, and the Investor has agreed to subscribe and pay for, 59,713,600 Units (the “Subscription Units”) for the consideration and on the terms and subject to the conditions set out in this Agreement.

(C)	The Manager and the Investor wish to record the arrangements agreed between them for the subscription and payment of the Subscription Units.

It is agreed as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, except to the extent that the context requires otherwise:

“Advisory Group” has the meaning ascribed to it in Clause 6.1.7(i);

“affiliate” has the meaning specified in Regulation D under the US Securities Act;

“associate” means:

(i)	in relation to any director, chief executive officer, or controlling shareholder of the Manager, or controlling unitholder of Keppel-KBS US REIT (being an individual), means:

(a)	his immediate family (i.e. his spouse, child, adopted child, step-child, sibling or parent);

(b)	the trustees of any trust of which he or his immediate family is a beneficiary or, in the case of discretionary trust, is a discretionary object; and

(c)	any company in which he and his immediate family together (directly or indirectly) have an interest of 30.0% or more; and

(ii)

in relation to the controlling shareholder of the Manager, or the Manager, the Trustee or controlling unitholder of Keppel-KBS US REIT (being a company) means any other company which is its subsidiary or holding company, or is a subsidiary of such holding company, or one in the equity of which it and/or such other company or companies taken together (directly or indirectly) have an interest of 30.0% or more;

“Back-Stop Date” has the meaning ascribed to it in Clause 4.3;

“Business Day” means any day (other than a Saturday, Sunday or gazetted public holiday) on which commercial banks are generally open for business in Singapore and the SGX-ST is open for trading;

“Contracts (Rights of Third Parties) Act” means the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore;

“controlling shareholder” means a person who:

(i)	holds directly or indirectly 15% or more of the total number of issued shares excluding treasury shares in the Manager, unless determined otherwise by the SGX-ST; or

(ii)	in fact exercises control over the Manager;

“controlling unitholder” means a person who:

(i)	holds directly or indirectly 15% or more of the nominal amount of all voting units in Keppel-KBS US REIT, unless determined otherwise by MAS; or

(ii)	in fact exercises control over Keppel-KBS US REIT;

“Final Prospectus” means the prospectus to be issued by the Manager and registered by MAS in connection with the IPO;

“Investor Group” means the Investor, its subsidiaries, its holding companies, subsidiaries of such holding companies and companies in the equity of which the Investor and/or such other company or companies taken together (directly or indirectly) have an interest of 30.0% or more;

“IPO” has the meaning ascribed to it in Recital (A);

“IPO Price” means the issue price per IPO Unit to be paid by the investors under the IPO;

“IPO Settlement Date” means the date and time on which the IPO Units are issued under the IPO;

“IPO Units” has the meaning ascribed to it in Recital (A);

“IRC” means the United States Internal Revenue Code of 1986, as amended;

“Keppel-KBS Group” has the meaning ascribed to it in Clause 6.1.8(i);

“Listing” means the listing of, and quotation for, the Units (including among others, the IPO Units and the Cornerstone Units) on the SGX-ST;

“MAS” means Monetary Authority of Singapore;

“Notice” has the meaning ascribed to it in Clause 10.2;

“Parties” means the parties to this Agreement, being the Manager and the Investor, and “Party” means either of them;

“Prospectus” means the preliminary prospectus and the Final Prospectus to be issued by the Manager in connection with the IPO, including any amendments or supplements thereto, lodged with or (as the case may be) registered by MAS;

“Regulation S” means Regulation S under the US Securities Act;

“SGX-ST” means Singapore Exchange Securities Trading Limited;

“SIBOR” means Singapore Interbank Offered Rate;

“Sponsors” means Keppel Capital Holdings Pte. Ltd. and KBS Pacific Advisors Pte. Ltd.;

“Subscription Units” has the meaning ascribed to it in Recital (B);

“this Agreement” means this subscription agreement made between the Manager and the Investor on the date hereof as may be amended, modified or supplemented from time to time and any document which is supplemental hereto;

“Termination Event” has the meaning ascribed to it in Clause 4.3;

“Trust Deed” the trust deed constituting Keppel-KBS US REIT and any amendments, restatements and supplements thereto;

“Trustee” means Perpetual (Asia) Limited, as trustee of Keppel-KBS US REIT;

“Underwriters” has the meaning ascribed to it in Recital (A);

“Underwriting Agreement” has the meaning ascribed to it in Recital (A);

“Units” has the meaning ascribed to it in Recital (A);

“US$” or “US dollars” means the legal currency of the United States; and

“US Securities Act” means the United States Securities Act of 1933, as amended.

1.2	Headings, Clauses etc.

The headings of this Agreement are inserted for reference only and shall be ignored in construing this Agreement. Unless the context otherwise requires, words (including words defined in this Agreement) denoting the singular shall include the plural and vice versa. The words “written” and “in writing” include any means of visible reproduction. References to this Agreement include any recitals and references to “Clauses” are to clauses of this Agreement. Any reference to a sub-clause is a reference to a sub-clause of the clause in which such reference appears. References to dates and times are to Singapore dates and times.

2.	Investment

2.1	The Manager hereby agrees to issue, on the IPO Settlement Date, and the Investor, relying on the Manager’s representations, warranties and undertakings set out in Clause 7,

hereby agrees to subscribe and pay for all, and not some only, of the Subscription Units at a price per Cornerstone Unit equal to the IPO Price, on the terms and subject to the conditions of this Agreement. The Manager will notify the Investor of the IPO Price as soon as reasonably practicable upon its determination, pursuant to the terms of the Underwriting Agreement.

2.2	The total consideration payable for the Subscription Units will be an amount in US dollars calculated by multiplying the number of Subscription Units by the IPO Price.

2.3

The Subscription Units will, when delivered, be fully paid and free from all options, liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights and shall rank pari passu with the other Units then in issue and to be listed on the SGX-ST.

2.4

The Investor agrees to provide, on the signing of this Agreement, evidence satisfactory to the Manager that the Investor has sufficient funds in a Singapore bank account for the purpose of meeting its obligation described in Clause 4.1. The Investor agrees that the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce and rely on this Clause 2.

3.	Conditions

The rights and obligations of each Party are conditional upon:

(i)

the receipt of the eligibility-to-list letter from the SGX-ST approving, among others, the listing of, and quotation for, the Units (including among others, the IPO Units and the Subscription Units) on the SGX-ST;

(ii)	the registration of the Final Prospectus by MAS;

(iii)	the entry into the Underwriting Agreement by the parties thereto; and

(iv)	the Underwriting Agreement not having been terminated pursuant to its terms on or prior to the IPO Settlement Date,

4.	Payment

4.1

The Investor will not later than 5.00 p.m. on the day falling two Business Days before the IPO Settlement Date (or such other date as the Parties may agree), pay or cause to be paid to the Trustee or the Underwriters (as the Manager may direct), the total consideration referred to in Clause 2.2 in immediately available and freely transferable funds to such account with such bank in Singapore as the Manager or the Underwriters (as the Manager may direct) will have specified to the Investor by not later than 5.00 p.m. on the date falling three Business Days before the IPO Settlement Date. The Investor will not be entitled to any interest which may accrue in relation to such payment and any such interest will be for the sole benefit of Keppel-KBS US REIT. The Investor agrees that the Trustee and/or the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 4.1.

4.2

If the Investor fails to meet any of its obligations under Clause 4.1, the Investor will be deemed to have forfeited and waived all rights, benefits and claims in relation to the Subscription Units and the Manager reserves the right, in its absolute discretion, to terminate this Agreement, without any liability on the part of the Manager or the

Underwriters to the Investor. In such event, all obligations and liabilities of the Manager under this Agreement shall cease and terminate (but without prejudice to any claim which the Manager or the Underwriters may have against the Investor arising out of its failure to comply with its obligations under this Agreement). The Investor agrees that the Underwriters shall have the unconditional right under the Contract (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 4.2.

4.3

If, for any reason, (i) the IPO Units and the Subscription Units are not listed on the SGX-ST on or before 2.00 p.m. on the date falling 120 calendar days after the date of this Agreement (or such other time and date as is agreed between the Manager and the Underwriters) (the “Back-Stop Date”) or (ii) the Underwriting Agreement is terminated pursuant to its terms on or before such time on or prior to the Back-Stop Date (each, a “Termination Event”), the obligations of the Investor to subscribe for and the Manager’s obligation to allot or procure the allotment of the Subscription Units shall cease and if at the time of the Termination Event, payment for the Subscription Units has been made and:

4.3.1

if the Subscription Units have not been validly allotted and issued to the Investor, the Manager will procure the Trustee to return to the Investor the amount received from the Investor pursuant to Clause 4.1 without any interest thereon; and

4.3.2

if the Subscription Units have been validly allotted and issued to the Investor pursuant to Clause 5 of this Agreement, the Manager will procure that such Subscription Units be redeemed at a price equal to the IPO Price, and the Investor shall do all things to assist to cancel and/or return or procure the cancellation and/or return of the Subscription Units to the Manager, in each case within seven Business Days from the date of the Termination Event.

4.4

All payments under this Agreement will be made without deduction or withholding for or on account of any taxes, duties or levies (including but not limited to any taxes, duties or levies on the supply of goods and services). If either Party is required by law to deduct or withhold any such taxes, duties or levies, such Party will pay such additional amounts as will be necessary in order that the net amounts received by the other Party after such deduction or withholding will equal the amounts which would have been receivable by the other Party (as the case may be) had no such deduction or withholding been required to be made.

4.5	Each of the Parties shall bear its own costs and expenses of and incidental to this Agreement.

5.	Delivery

5.1

Subject to Clause 5.2 and the Investor has complied fully with, and not being in breach of, its obligations referred to in Clause 4.1, the Manager will, on the IPO Settlement Date, credit or procure to be credited, the Subscription Units to such account opened by the Investor with The Central Depository (Pte) Limited (or to a sub-account opened by the Investor with its depository agent (as defined under the Securities and Futures Act, Chapter 289 of Singapore)), the account details of which the Investor will furnish in writing to the Manager or the Underwriters (as the Manager may direct) no later than 5.00 p.m. on the day falling five Business Days immediately prior to the IPO Settlement Date.

5.2

If the Investor fails to comply with its representations, warranties and undertakings in this Agreement other than Clause 4.1, the Manager reserves the right to terminate this Agreement (in consultation with the Underwriters) without any liability on the part of the Manager or the Underwriters to the Investor. In such event, all obligations and liabilities of the Manager under this Agreement shall cease and terminate (but without prejudice to any claim which the Manager or the Underwriters may have against the Investor arising out of its failure to comply with its representations, warranties and obligations under this Agreement).

5.3	The Investor agrees that the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 5.

6.	Investor’s Representations, Warranties, Acknowledgements and Undertakings

6.1

As a condition of the agreement by the Manager to issue the Subscription Units to the Investor, and in consideration thereof, the Investor represents and warrants to and undertakes to the Manager and acknowledges and agrees that:

6.1.1	it is duly incorporated, duly organised and is validly existing as a corporation under the laws of the place of its incorporation;

6.1.2	it has the legal right and full power and authority to enter into this Agreement;

6.1.3	it has the legal right and full power and authority to perform its obligations under this Agreement and all transactions contemplated under this Agreement;

6.1.4

it has obtained all approvals and consents necessary for its entry into and the discharge of its duties and obligations under this Agreement, the ownership by the Investor of the Subscription Units agreed to be subscribed and paid for by the Investor and the performance and consummation of all transactions contemplated under this Agreement;

6.1.5

the execution and delivery of, and the performance by the Investor of its obligations under, this Agreement, the ownership by the Investor of the Subscription Units agreed to be subscribed and paid for by the Investor, and all transactions contemplated under this Agreement:

(i)	will not result in a breach of any provision of its memorandum or articles of association or equivalent constitutive documents;

(ii)	will not violate any order, judgment, award or decree of any court, arbitrator or governmental authority binding on or applicable to it or its assets;

(iii)	will not contravene any then existing law, rule or regulation of any governmental agency or regulatory body or which is binding on or applicable to it or its assets; and

(iv)

will not infringe in any material respect or result in any breach in any material respect of, any of the terms of, or constitute a default in any material respect under, any agreement, instrument or other obligation to which it is a party or it or its assets are subject;

6.1.6	there are no:

(i)

outstanding judgments, orders, injunctions or decrees of any governmental or regulatory body or court or arbitration tribunal against or affecting the business operations of the Investor or its subsidiaries;

(ii)	lawsuits, actions or proceedings pending or threatened against or affecting the Investor or its subsidiaries; or

(iii)	investigations by any governmental or regulatory body which are pending or threatened against the Investor or its subsidiaries;

and which, in each case, has or which could reasonably be expected to have a material adverse effect on the ability of the Investor to perform its obligations under this Agreement;

6.1.7	this Agreement, when executed, will constitute valid and binding obligations of the Investor enforceable in accordance with its terms;

6.1.8	in making the decision to subscribe for the Subscription Units, the Investor acknowledges and confirms to each of the Manager and the Underwriters that:

(i)

it has not relied on any investigation that the Manager, the Sponsors or any of their respective affiliates or shareholders (together, the “Keppel-KBS Group”), representatives or advisors (including, without limitation, legal advisers, financial advisers, the Underwriters and each of their respective directors, employees, affiliates or representatives) of any member of the Keppel-KBS Group and such advisors’ respective affiliates, partners, directors, agents, employees, controlling persons and representatives (together, the “Advisory Group”) as well as any person acting on behalf of any member of the Keppel-KBS Group and/or the Advisory Group may have conducted with respect to Keppel-KBS US REIT, its subsidiaries and their respective assets;

(ii)

it has made its own independent investment decision regarding the Subscription Units based on its own knowledge (including information it may have as a result of the Investor’s own independent investigations or which is publicly available) and it has not received or relied on any advice or recommendation from the Keppel-KBS Group, the Advisory Group or any person acting on behalf of Keppel-KBS US REIT, the Manager and/or the Sponsors;

(iii)

it has conducted its own independent investigation with respect to Keppel-KBS US REIT, its subsidiaries, their respective assets and the Subscription Units and obtained its own independent advice (legal, tax, accounting or otherwise) to the extent it considers necessary or appropriate or otherwise has satisfied itself concerning, without limitation, the tax, legal, currency and other economic considerations related to the investment in the Subscription Units;

(iv)	the information contained in this Agreement, the draft Prospectus provided to it on a confidential basis and any other materials delivered to it are subject to change at any time and from time to time and, further, notwithstanding that any information concerning the Keppel-KBS Group may have been furnished to the Investor by or on behalf of the Keppel-KBS Group on or before the date hereof, in making its own independent investment decision regarding the Subscription Units, the Investor has relied and will rely only on information provided in the Final Prospectus to be dated and issued by the Manager on or around the day the Underwriting Agreement is signed and not any other information (including any draft or preliminary Prospectus, and any amendments or supplements thereto, whether or not the same is publicly available or lodged with the MAS), and each member of the Keppel-KBS Group and the Advisory Group makes no representation and gives no warranty or undertaking as to the accuracy or completeness of any such information not contained in the Final Prospectus (including any matters set out in the draft or preliminary Prospectus or any other materials provided to it) and none of the members of the Keppel-KBS Group or the Advisory Group has or will have any liability to the Investor or its affiliates or advisors resulting from their use of such information or for any opinions, errors, omissions made by any of them. For the avoidance of doubt, it shall be the responsibility of the Investor to obtain a copy of the Final Prospectus whether from the Manager or otherwise. Further, the Investor acknowledges and confirms that each member of the Keppel-KBS Group (excluding the Manager) and the Advisory Group (including the Underwriters) has no responsibility and undertakes no liability to the Investor, or any of its affiliates for the information contained in the Prospectus makes no representation, warranty or covenant as to the accuracy or completeness of the Final Prospectus and nothing in the Prospectus is to be considered or relied on as a promise, representation or covenant by any of the Keppel-KBS Group (excluding the Manager) or the Advisory Group (including the Underwriters);

(v)

the Keppel-KBS Group and the Advisory Group make no representation and give no warranty or undertaking that the IPO or the Listing will proceed or be completed (within any time period or at all). The Investor further agrees that none of the Keppel-KBS Group, or the advisors (including, without limitation, legal advisers, financial advisers or the Underwriters) to the Keppel-KBS Group or the Advisory Group, will have any liability whatsoever to the Investor or any person asserting any claims on the Investor’s behalf in connection with the offering and sale of the Subscription Units or in the event the IPO or the Listing does not proceed or is not completed for any reason;

(vi)

its participation in any investment of the Subscription Units has been arranged without the Underwriters’ undertaking any due diligence procedures on its behalf and that it may not rely on any investigation (if any) that may have been conducted or any legal opinion, due diligence reviews or other advice provided with respect to or in connection with the IPO, the Listing, Keppel-KBS US REIT or the Keppel-KBS Group. The

Investor also confirms that it has such knowledge and experience in financial and business matters as enables it to evaluate the merits and risks of a decision to participate in an investment of and to hold the Subscription Units and has the ability to bear the economic risk associated with its purchase of, and is able to sustain a complete loss of its investment in, the Subscription Units, and that it will conduct or has conducted its own investigation of any investment in the Subscription Units or Keppel-KBS US REIT and received all the information it considers necessary and appropriate for deciding whether to purchase the Subscription Units, and none of the members of the Keppel-KBS Group and the Advisory Group has made any warranty, representation or recommendation to the Investor as to the merits of the Subscription Units, the purchase or offer thereof, or as to the condition, financial or otherwise, of Keppel-KBS US REIT, its subsidiaries or their respective assets or as to any other matter relating thereto or in connection therewith;

(vii)

at or around the time of entering into this Agreement or at any time hereafter but before the closing of the IPO, the Manager and the Underwriters have entered into, or may enter into, agreements similar to this Agreement with one or more other investors as part of the IPO;

(viii)	no public market now exists for the Units, and the Manager and Underwriters have made no representation or warranty that a liquid or active market will ever exist for the Units; and

(ix)

the Investor agrees that each member of the Keppel-KBS Group and the Advisory Group will have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 6.1.8;

6.1.9	the Investor will not assign or transfer its rights or obligations arising under this Agreement without the prior written agreement of the Manager and the Underwriters;

6.1.10

the Investor will comply with any requirements imposed or which may be imposed by the SGX-ST and/or by applicable laws or regulations in connection with the IPO (including any lock-ups or transfer of Units) and shall comply with any notice in respect of the same from the Manager, the SGX-ST and/or the Underwriters. The Investor has also complied and will comply with all applicable laws and regulations in all jurisdictions relevant to its acquisition of the Subscription Units;

6.1.11

if and to the extent the Investor has received (and may in future receive) information that may constitute non-public information in connection with its investment in (and holding of) the Subscription Units, it will not, and will cause its affiliates, associates, directors, officers, employees, advisers and representatives not to purchase, sell or otherwise trade, directly or indirectly, in the Subscription Units, the Units or any other securities in a manner that could result in any violation of the securities laws of the United States, Singapore or any other applicable jurisdiction relevant to such dealing;

6.1.12

the Investor has obtained all necessary legal, governmental and regulatory consents and any third party consents and approvals required in order to enable it to lawfully enter into, exercise its rights and comply with its obligations under this Agreement, and to ensure that such obligations are legally binding and enforceable obligations of the Investor;

6.1.13

this Agreement and the relationship and arrangements between both Parties contemplated by this Agreement may be required to be described in the Prospectus and other marketing materials for the IPO and, specifically, this Agreement may be a material contract required to be filed with regulatory authorities and/or made available for public inspection in connection with the IPO;

6.1.14	the Investor will accept the Subscription Units on and subject to the terms and conditions of the Trust Deed;

6.1.15

other than the subscription of the Subscription Units under this Agreement, the Investor will not, and will procure that no member of the Investor Group will, subscribe and/or purchase any other Units under the IPO, unless such subscription and/or purchase has been disclosed to the Underwriters in writing prior to the IPO Settlement Date in accordance with Clause 6.4;

6.1.16	it is subscribing for the Subscription Units for its own account and not with a view to any distribution thereof; and

6.1.17

the Investor acknowledges that the Units are subject to restrictions on beneficial and constructive ownership and on transfer for the purpose of enabling certain subsidiaries of Keppel-KBS US REIT to meet the requirements for qualification and taxation as real estate investment trusts under the IRC, all as described in the Trust Deed. Subject to further restrictions and exceptions outlined in the Trust Deed, unitholders of Keppel-KBS US REIT and all other persons are prohibited from directly or indirectly owning in excess of 9.8% of the outstanding Units. To the knowledge of the Investor, the acquisition and ownership of the Units contemplated by this Agreement, or otherwise anticipated to be made either by the Investor or by any person whose ownership of Units would be attributed to the Investor under the beneficial ownership and constructive ownership rules described in the Trust Deed, will not violate the ownership and transfer restrictions referenced above.

6.2	The representations and warranties of the Investor in Clause 6.1 will be deemed to be repeated at all times from the date hereof up to and including the IPO Settlement Date.

6.3

The Investor acknowledges that the Manager and its affiliates has relied and will rely on the truth and accuracy of the representations, warranties, acknowledgements and agreements set out in this Agreement by the Investor and agrees to notify the Manager and the Underwriters promptly in writing if any of the representations, warranties, acknowledgements and agreements herein cease to be accurate and complete in any material respect.

6.4	The Investor further consents and undertakes to:

6.4.1	The Manager and the Underwriters and their respective affiliates to disclose to the Manager and the Underwriters at least three Business Days prior to the IPO

Settlement Date, to the best of the Investor’s knowledge and belief, having taken all reasonable steps and made all reasonable enquiries, the number of Units applied for by any entity in the Investor Group (if any); and

6.4.2

provide such other information which may be required by the Manager and the Underwriters for the purpose of (i) satisfying their disclosure obligations under applicable laws, regulations and the listing rules of the SGX-ST in connection with the IPO or the Listing, and (ii) ensuring their compliance with applicable laws, regulations and the listing rules of the SGX-ST.

7.	The Manager’s Representations and Warranties

7.1

As a condition of the agreement by the Investor to subscribe and pay for the Subscription Units, and in consideration thereof, the Manager hereby represents, warrants and undertakes to the Investor that:

7.1.1	the Manager has been duly organised and is validly existing as a corporation under the laws of Singapore;

7.1.2	the Manager has the legal right and full power and authority to enter into and perform its obligations under this Agreement and all transactions contemplated under this Agreement;

7.1.3

the Manager has obtained all approvals and consents necessary for its entry into and the discharge of its duties and obligations under this Agreement and all transactions contemplated under this Agreement;

7.1.4	the execution and delivery of, and the performance by the Manager of its obligations under, this Agreement and all transactions contemplated under this Agreement:

(i)	will not result in a breach of any provision of its memorandum or articles of association or equivalent constitutive documents;

(ii)	will not violate any order, judgment, award or decree of any court, arbitrator or governmental authority binding on it or its assets;

(iii)	will not contravene any then existing law, rule or regulation of any governmental agency or regulatory body which is binding on it or its assets; and

(iv)

will not infringe in any material respect or result in any breach in any material respect of, any of the terms of, or constitute a default in any material respect under, any agreement, instrument or other obligation to which it is a party or is subject;

7.1.5	this Agreement, when executed, will constitute valid and binding obligations of the Manager enforceable in accordance with its terms; and

7.1.6

the Subscription Units, when paid up and issued, will be free from all liens, charges, encumbrances and other third party rights, freely transferable in Singapore and there are no legal restrictions on the voting or transfer or disposal of the Subscription Units under the laws of Singapore, save for the restriction on transfer of the Subscription Units referred to in Clauses 6.1.9, 6.1.10 and 9.

7.2	The representations and warranties of the Manager in Clause 7.1 will be deemed to be repeated at all times from the date hereof up to and including the IPO Settlement Date.

7.3

The Manager acknowledges that the Investor has relied and will rely on the on the truth and accuracy of the representations, warranties, acknowledgements and agreements set out in this Agreement by the Manager and agrees to notify the Investor promptly in writing if any of the representations, warranties, acknowledgements and agreements herein cease to be accurate and complete in any material respect.

7.4

The Investor acknowledges and agrees that neither the Manager nor any member of the Advisory Group makes any representations and warranties regarding the matters set out in the Prospectus or any other materials delivered to the Investor, and neither the Manager nor any member of the Advisory Group shall have any liability to the Investor in respect of such matters except in the case of the Manager, due to negligence, fraud, wilful default, misrepresentation or dishonesty, and the Investor acknowledges and agrees that such matters may change at any time and from time to time.

8.	Disclosures

8.1

The Investor irrevocably consents and undertakes to provide, to the extent possible by law, a description of its organisation and business activities which shall be true and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such other information and supporting documentation in respect thereof as may be reasonably required by the Manager and the Underwriters for the purpose of satisfying the Manager’s and the Underwriters’ disclosure obligations in connection with the Prospectus under applicable laws, regulations and the listing rules of the SGX-ST, and to the inclusion of such description, the Investor’s name as well as the matters relating to the Investor’s subscription of the Subscription Units in the Prospectus and other marketing materials for the IPO. The Investor agrees it will also provide the foregoing information with respect to its direct and indirect holding companies and any person that is deemed to be interested in such Subscription Units under Section 4 of the Securities and Futures Act, Chapter 289 of Singapore. If the Investor is acquiring the Subscription Units as a fiduciary or agent for one or more accounts, it consents and undertakes to provide the foregoing information with respect to such accounts.

8.2

The Investor further consents and undertakes to the Manager its affiliates as soon as practicable and to the extent legally possible, to provide such information (including information relating to an entity within the Investor’s group of companies applying for the IPO Units, other than the Subscription Units) and supporting documents as may be required by MAS, the SGX-ST and other governmental, public, monetary or regulatory authorities or bodies or securities exchanges, or which otherwise relates to any matter which may be required by the Manager and the Underwriters for the purposes of (i) satisfying their disclosure obligations under applicable laws, regulations and the listing rules of the SGX-ST in connection with the IPO and (ii) ensuring their compliance with applicable laws and regulations and the listing rules of the SGX-ST (including without limitation, applicable companies and securities laws and regulations and the US Securities

Act) and/or the requests of competent regulatory authorities or bodies (including without limitation, the SGX-ST and MAS).

8.3	The Investor agrees that the Underwriters will have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 8.

8.4

Each of the Manager and the Investor acknowledges that the Underwriters and their affiliates will rely upon the truth and accuracy of the acknowledgements, representations and warranties made by it in Clause 7 and Clauses 6, 8 and 9, respectively.

8.5

Without prejudice to the foregoing provisions of this Agreement, the Investor acknowledges and agrees that it will not have any rights to claim against the Underwriters for any breach of representations, warranties and undertakings given by the Manager and that the Underwriters and their affiliates shall not have any liability to the Investor or any person asserting claims on the Investor’s behalf in connection with the IPO and the offering and sale of the Subscription Units.

8.6

The Investor further acknowledges and agrees that this Agreement constitutes a material contract for the purposes of the Prospectus, and accordingly, a copy of this Agreement shall be made available by the Manager for public inspection for a period of six months after the date of the Final Prospectus or such other period as required under the relevant laws and regulations.

9.	Clause 9 is deleted

10.	General

10.1	Assignability

This Agreement will be binding on and enure to the benefit of the Parties and their respective successors and assigns except that neither Party may, without the prior written consent of the other Party, assign any of their rights or obligations under this Agreement.

10.2	Notices

Any notice or other communication in connection with this Agreement will be in writing in English (a “Notice”) and will be sufficiently given or served if delivered or sent by courier to the following addresses and fax numbers of the Parties or to such other address or fax number as the relevant Party may have notified to the other Party in accordance with this Clause 10.2:

Manager	:	Keppel-KBS US REIT Management Pte. Ltd.

230 Victoria Street

#05-08 Bugis Junction Towers

Singapore 188024

Attention	:	Chief Executive Officer

Fax Number	:	+65 6803 1717

Tel Number	:	+65 6803 1818

Investor	:	KBS SOR PROPERTIES, LLC

800 Newport Center Drive, Suite 700

Newport Beach, CA 92660

Attention	:	Jeff Waldvogel

Fax number	:	+1 949-417-6501

Tel Number	:	+1 949-417-6500

Any Notice may be delivered by hand or, sent by fax or registered courier mail. Without prejudice to the foregoing, any Notice will conclusively be deemed to have been received on the next Business Day in the place to which it is sent, if sent by fax, or 96 hours from the time of posting by registered courier, or at the time of delivery, if delivered by hand.

10.3	Waiver

10.3.1

Save in the case of fraud, each Party undertakes to the other Party not to make or pursue any claim against the officers, employees or agents of the other Party in connection with assisting the other Party in giving the warranties and/or entering into this Agreement and the documents entered into pursuant to or in connection with this Agreement.

10.3.2

Either Party may at any time waive in whole or in part and conditionally or unconditionally any of the obligations of the other Party set out in this Agreement. No acquiescence, waiver or other indulgence granted by either Party to the other Party will in any way discharge or relieve that other Party from any of its other obligations under this Agreement. Any waiver of any breach of this Agreement shall be made expressly in writing and shall not be deemed a waiver of any subsequent breach of this Agreement.

10.4	Variation

No variation of this Agreement shall be effective unless in writing and signed by duly authorised representatives of the Parties.

10.5	Time of the Essence

Time shall be of the essence of this Agreement, both as regards the dates and periods mentioned and as regards any dates and periods which may be substituted for them in accordance with this Agreement or by agreement in writing and signed by and on behalf of each Party.

10.6	Rights and Remedies

No remedy conferred to a Party, the Underwriters or any member of the Advisory Group is intended to be exclusive of any other remedy which is otherwise available at law, in equity, by statute or otherwise, and each and every other remedy will be cumulative and will be in addition to every other remedy given under this Agreement or now or hereafter existing at law, in equity, by statute or otherwise.

The failure by a Party, any of the Underwriters or any member of the Keppel-KBS Group or the Advisory Group to exercise or any delay in exercising a right or remedy under this Agreement, shall not constitute a waiver thereof or a waiver of any other right or remedy. The election of any single or partial exercise of any one or more of such rights or remedies by a Party, any of the Underwriters or any member of the Keppel-KBS Group or the Advisory Group (as available) will not constitute a waiver by such Party, such Underwriter or such member of the Keppel-KBS Group or the Advisory Group of the right to pursue any other available rights or remedies. The Investor and the Manager agree that the Underwriters and each member of the Keppel-KBS Group and the Advisory Group shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 10.6.

10.7	Contracts (Rights of Third Parties) Act

Save in respect of Clauses 2, 4.1, 4.2, 5, 6.1.8, 8, 10.6, 10.7, 10.9 and 10.15 of this Agreement which may be enforced by the Underwriters and/or the members of the Advisory Group and Clause 6.1.7(v) which may be enforced by a member of the Keppel-KBS Group, a person who is not a party to this Agreement (other than the Trustee, the Underwriters or such members of the Keppel-KBS Group or the Advisory Group, as the case may be) has no right under the Contracts (Rights of Third Parties) Act to enforce any term of this Agreement.

10.8	Severability

If any term in this Agreement will be held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, such term or part will to that extent be deemed not to form part of this Agreement but the legality, validity and enforceability of the remainder of this Agreement will not be affected.

10.9	Entire Agreement

This Agreement constitutes the entire agreement between the Parties as to the issue and subscription for the Subscription Units to the exclusion of all prior representations, understandings and agreements between the Parties. No amendments, variation or modification of the terms of this Agreement shall be effective unless in writing and signed by the duly authorised representatives provided that Clause 4.1 may not be varied, amended or modified without the prior written consent of the Sponsors and Sponsor and Clause 6.1.8 may not be varied, amended or modified without the prior written consent of the Sponsor and the Underwriters. The Investor and the Manager agree that the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 10.9.

10.10	Governing Law and Jurisdiction

This Agreement will be governed by, and construed in accordance with, the laws of Singapore, and each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Singapore.

10.11	Appointment of Process Agent

10.11.1	The Investor has appointed or will appoint an agent to accept service of process in Singapore in any legal action or proceedings arising out of this Agreement, service upon whom will be deemed completed whether or not forwarded to or received by the Investor. The Investor will inform the Manager (or its representatives) of the name and address of the appointed process agent within two days of the date of this Agreement.

10.11.2

The Investor will inform the Manager, in writing, of any change in the address of the process agent of the Investor within 28 days and such change in address will not be effective until such notice is received or deemed to be received by the Manager pursuant to Clause 10.2.

10.11.3

Such service will be deemed to be completed on delivery to the process agent (whether or not it is forwarded to and received by the Investor). If such process agent ceases to be able to act as such or to have an address in Singapore, the Investor irrevocably agrees to immediately appoint a new process agent in Singapore acceptable to the Manager and to deliver to the Manager within 14 days a copy of a written acceptance of appointment by the process agent.

10.11.4

Nothing in this Agreement will affect the right to serve process in any other manner permitted by law or the right to bring proceedings in any other jurisdiction for the purposes of the enforcement or execution of any judgment or other settlement in any other courts.

10.12	Counterparts

This Agreement may be executed in any number of counterparts, each of which, when executed and delivered (whether in original or fax copy), will be an original, but all the counterparts together will constitute one and the same document.

10.13	Further Assurance

Each Party undertakes with the other Party that it will execute such documents and do such acts and things as the other Party may reasonably require for the purpose of giving to such Party the full benefit of the terms of this Agreement.

10.14	Costs and Expenses

Each Party will bear its own legal, professional and other costs and expenses incurred by it in connection with the negotiation, preparation or completion of this Agreement.

10.15	Interest

If the Investor defaults in the payment when due of any sum payable under this Agreement (howsoever determined), the liability of the Investor will be increased to include the interest accrued on such sum from and including the date when such payment is due to but excluding the date of actual payment at a rate per annum of 5.0% above SIBOR from time to time. Such interest will accrue from day to day. The Investor agrees that the Underwriters shall have the unconditional right under the Contracts (Rights of Third Parties) Act to enforce the provisions of and rely on this Clause 10.15.

10.16	United States Tax Documentation

10.16.1

Investors that are not “United States persons” are required to provide information about their status for withholding tax purposes on an applicable Internal Revenue Service Form W-8, which forms include:

(a)	Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding),

(b)	Form W-8BEN-E (Certificate of Entities Status of Beneficial Owner for United States Tax Withholding and Reporting (Entities)),

(c)	Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding),

(d)	Form W-8EXP (Certificate of Foreign Government or Other Foreign Organization for United States Tax Withholding), and

(e)	Form W-8ECI (Certificate of Foreign Person’s Claim That Income Is Effectively Connected With the Conduct of a Trade or Business in the United States).

Investors that are “United States persons” are required to provide Internal Revenue Service Form W-9.

The relevant forms and instructions may be found on the United States Internal Revenue Service website at http://www.irs.gov.

Each Investor should review the instructions to the Forms W-8 or Form W-9, as the case may be, to determine which form is applicable. If an Investor provides a Form W-8IMY and is a nonqualified intermediary, it should include withholding certificates and other documentation from each beneficial owner (and if such Investor is acting on behalf of another nonqualified intermediary or on behalf of a non-United States partnership or non-United States trust that is not a withholding foreign partnership or a withholding foreign trust, such Investor should attach to its Form W-8IMY the Form W-8IMY of the other nonqualified intermediary, non-United States partnership, or non-United States trust, as applicable, together with the withholding certificates and other documentation attached to that Form W-8IMY), all as described in the instructions to the Form W-8IMY.

The completed forms should be returned with the Investor’s Subscription Agreement by the date of Listing. Do not send them to the Internal Revenue Service.

10.16.2

Investors that are not “United States persons” are also required to establish their eligibility for the United States portfolio interest exemption by providing the attached U.S. Tax Compliance Certificate.

U.S. TAX COMPLIANCE CERTIFICATE

In connection with the acquisition of Units of Keppel-KBS US REIT, the undersigned hereby certifies that:

(i)	it is the sole record and beneficial owner of the Units in respect of which it is providing this certificate;

(ii)	it is not a bank within the meaning of Section 881(c)(3)(A) of the IRC;

(iii)	it is not a ten percent shareholder of the Issuer within the meaning of Section 871(h)(3)(B) of the IRC; and

(iv)	it is not a controlled foreign corporation related to the Issuer as described in Section 881(c)(3)(C) of the IRC.

The undersigned has furnished Keppel-KBS US REIT with (i) a certificate of its non-U.S. Person status on an applicable U.S. Internal Revenue Service Form W-8 or (ii) Form W-9.

By:		Date:

Name:

Title:

In witness whereof this Agreement has been entered into on the date stated at the beginning.

The Manager

SIGNED by	David Snyder	/s/ David Snyder
for and on behalf of
KEPPEL-KBS US REIT MANAGEMENT PTE. LTD. (in its capacity as manager of Keppel-KBS US REIT)

in the presence of:

/s/ Gwee Wei Yong Andy
Witness’ signature
Name:	Gwee Wei Yong Andy
Address:	230 Victoria Street # 05-08 Bugis Junction Towers Singapore 188024

Project Lakers – Sponsor Subscription Agreement (KBS)

The Investor

SIGNED by	/s/ Jeff Waldvogel
Jeff Waldvogel
for and on behalf of
KBS SOR PROPERTIES, LLC

In the presence of:

/s/ NEEDS CLARIFICATION
Witness’ signature
Name:	NEEDS CLARIFICATION
Address:	800 Newport Center Drive, Suite 700 Newport Beach, CA 92660

Project Lakers – Cornerstone Subscription Agreement